UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)*


                              OCCAM NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00429P 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 14, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

CUSIP No. 00429P 10 7             SCHEDULE 13G                Page 2 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Enterprise Associates III, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,297,105 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,297,105 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,297,105 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES*
      CERTAIN SHARES*                                                        |_|

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.34%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 10 Pages

CUSIP No. 00429P 10 7             SCHEDULE 13G                Page 3 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OEA III Management, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,297,105 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,297,105 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,297,105 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES*
      CERTAIN SHARES*                                                        |_|

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.34%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 10 Pages

CUSIP No. 00429P 10 7             SCHEDULE 13G                Page 4 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Venture Services Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        30,000 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               30,000 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,000 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES*
      CERTAIN SHARES*                                                        |_|

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.02%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 10 Pages

CUSIP No. 00429P 10 7             SCHEDULE 13G                Page 5 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,000 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,327,105 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,000 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,327,105 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,329,105 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES*
      CERTAIN SHARES*                                                        |_|

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.36%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 10 Pages

CUSIP No. 00429P 10 7             SCHEDULE 13G                Page 6 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Terry L. Opdendyk
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,327,105 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,327,105 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,327,105 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES*
      CERTAIN SHARES*                                                        |_|

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.36%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 10 Pages

Item 1.

(a)      Name of Issuer:  Occam Networks, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  77 Robin Hill Road
                  Santa Barbara, CA  93117
                  United States of America

Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Terry L. Opdendyk ("TLO")

(b)      Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

(c)      Citizenship/Place of Organization:


         Entities:                  OEAIII           -        Delaware
                                    OEAIIIM          -        Delaware
                                    OVSC             -        California

         Individuals:               RFK              -        United States
                                    TLO              -        United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  00429P 10 7

Item 3.

Not applicable.

                               Page 7 of 10 Pages

Item 4   Ownership.

-----------------------------------------------------------------------------------------------------------------

                               OEAIII           OEAIIIM            OVSC              RFK              TLO
-----------------------------------------------------------------------------------------------------------------
(a)      Beneficial           3,297,105        3,297,105          30,000          3,329,105        3,327,105
         Ownership
-----------------------------------------------------------------------------------------------------------------

(b)      Percentage of             2.34%            2.34%           0.02%              2.36%            2.36%
         Class
-----------------------------------------------------------------------------------------------------------------

(c)      Sole Voting          3,297,105        3,297,105          30,000              2,000          -0-
         Power
-----------------------------------------------------------------------------------------------------------------

         Shared Voting           -0-              -0-              -0-            3,327,105        3,327,105
         Power
-----------------------------------------------------------------------------------------------------------------

         Sole                 3,297,105        3,297,105          30,000              2,000          -0-
         Dispositive
         Power
-----------------------------------------------------------------------------------------------------------------

         Shared                  -0-              -0-              -0-            3,327,105        3,327,105
         Dispositive
         Power
-----------------------------------------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreement of OEAIII and the limited liability company agreement of OEAIIIM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 8 of 10 Pages

Date:    January 29, 2003

ONSET Enterprise Associates III, L.P.
By:   OEA III Management, L.L.C.
      Its general partner


By:      /s/ Terry L. Opdendyk
  ---------------------------------------------------
         Terry L. Opdendyk, Managing Director


OEA III Management, L.L.C.


By:      /s/ Terry L. Opdendyk
  ---------------------------------------------------
         Terry L. Opdendyk, Managing Director


ONSET Venture Services Corporation


By:      /s/ Robert F. Kuhling, Jr.
  ---------------------------------------------------
         Robert F. Kuhling, Jr., President


         /s/ Robert F. Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk


EXHIBITS

A:       Joint Filing Statement


                               Page 9 of 10 Pages

                                    Exhibit A

                            Agreement of Joint Filing

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:    January 29, 2003

ONSET Enterprise Associates III, L.P.
By:   OEA III Management, L.L.C.
      Its general partner


By:      /s/ Terry L. Opdendyk
  ---------------------------------------------------
         Managing Director


OEA III Management, L.L.C.


By:      /s/ Terry L. Opdendyk
  ---------------------------------------------------
         Managing Director


ONSET Venture Services Corporation


By:      /s/ Robert F. Kuhling, Jr.
  ---------------------------------------------------
         President



         /s/ Robert F. Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk